EXHIBIT 99.1
NEWS RELEASE
PROLOGIS RAISES SECOND JAPAN FUND, PROVIDING $3 BILLION OF ADDITIONAL
CAPACITY TO SUPPORT EXPANSION OF DISTRIBUTION FACILITIES PLATFORM
ProLogis Japan Properties Fund II Adds $600 Million of Private Equity Capital,
Bringing Total Investment Potential in Japan to Over $4.3 Billion (¥473 Billion)
DENVER — August 31, 2005 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, today announced the closing of ProLogis Japan Properties Fund II (the Fund). GIC Real Estate Pte Ltd (GIC RE), the real estate investment company of the Government of Singapore Investment Corporation, has committed a total of $600 million (¥66 billion) of equity and will have an 80% stake in the Fund. GIC RE also was ProLogis’ partner in its initial ProLogis Japan Properties Fund, formed in June 2002. This exclusive joint venture will own newly developed and acquired properties in the company’s targeted distribution markets across Japan with a primary focus on Tokyo, Osaka/Kobe and Nagoya.
The Fund’s capacity upon full investment of the committed capital, including GIC RE’s equity, ProLogis’ equity contributions and secured debt that the Fund intends to put in place, will be approximately $3 billion (¥330 billion). Combining the capacity from this new Fund with more than $1.3 billion from the initial ProLogis Japan Properties Fund, which is expected to be fully invested by the end of 2005, will permit ProLogis to expand its joint venture platform in Japan to approximately $4.3 billion (¥473 billion). ProLogis will hold a 20% equity ownership and continue to manage the Fund under essentially the same terms as the initial fund, providing services such as property and asset management, property acquisitions and dispositions.
Jeffrey H. Schwartz, Chief Executive Officer of ProLogis, said, “We are very excited to further strengthen our alliance with GIC RE, a leading global real estate investor. This is clearly a reflection of our success with the initial fund, which we formed just three years ago. Through innovative development and strategic property acquisitions, our talented team of over 57 local nationals has built ProLogis into the leading provider of distribution space in Japan, with a platform of distribution facilities totaling approximately 7.8 million square feet of space and another 5.7 million square feet planned and under development. We look forward to building upon this success with GIC RE.
“As demand for new, modern distribution space in Japan continues to grow, this second fund ensures we will have funding in place to capture the significant opportunities that exist to serve major customers such as Nippon Express, Yamato Logistics, Senko and Hitachi Transport — four of the top logistics operators in Japan — in addition to major multinational firms such as DHL, UPS, SONY and Bridgestone.”
Dr. Seek Ngee Huat, President of GIC RE, said, “We are very satisfied with the performance of the first joint venture and look forward to expanding our relationship. GIC RE invests globally in diverse sectors and places great importance on establishing strategic alliances and long-term relationships with strong local partners, operators, fund managers and service providers. Our investment in this second joint venture fulfils our desire to invest in high-quality facilities through an alliance with the premier provider of distribution facilities globally and is a good fit with our investment and return objectives in Asia.”

The strategic alliance between ProLogis and GIC RE has enabled both companies to benefit from the growing demand for new, modern distribution warehousing facilities as manufacturers seek to improve the efficiency of their distribution by revamping supply chain networks and relying more heavily on third-party logistics providers. In Japan, much of the previously existing stock of distribution facilities did not meet these modern specification needs, such as large floor plates, high ceilings and floor loading capacity. In addition, more Japanese corporations are shedding their real estate assets in order to concentrate on their core businesses and free up working capital, with an increasing number preferring to lease rather than own their properties.
ProLogis is a leading provider of distribution facilities and services with 321.3 million square feet (29.9 million square meters) in 2,079 distribution facilities owned, managed and under development in 76 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.
GIC RE is the real estate investment arm of the Government of Singapore Investment Corporation, which manages the foreign reserves of Singapore. GIC RE’s mandate is to invest in real estate-related assets outside of Singapore. Its investments cover all property sectors (including office, retail, industrial, hotel or residential assets) and product types, ranging from direct building acquisitions, property investment funds to strategic stakes in publicly-listed property companies, joint ventures and real estate debt. GIC RE’s large and diversified portfolio comprises about 140 assets in over 30 countries. It is one of the largest institutional investors in Asia and currently ranks amongst the world’s top 20 global real estate investment firms. GIC RE’s assets in Japan currently include Shiodome City Center, Shinagawa Seaside Towers, Kawasaki Tech Centre, three Oakwood serviced apartment complexes and the AEON Sendai Tomiyacho Mall.
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Investor Contact:	Melissa Marsden
ProLogis
303.576.2622
mmarsden@prologis.com

Media Contacts:	Rick Roth	Suzanne Dawson	Aki Tanizumi
	ProLogis	Linden Alschuler & Kaplan, Inc	ProLogis
	303.576.2641	212.329.1420	+81 (0)3 6215 8457
	media@prologis.com	sdawson@lakpr.com	atanizumi@prologis.co.jp